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                                                      EXHIBIT 99.1

                  Press Inquiries:   Investor Relations:
                  Public Relations   Investor Reltions
                  (408) 588-8000     (408) 588-8000
                  email: pr@S3.com   email: ir@S3.com


                S3 APPOINTS KENNETH POTASHNER AS PRESIDENT,
                      CHIEF EXECUTIVE OFFICER AND
                               CHAIRMAN

SANTA CLARA, Calif.--November 2, 1998--S3(R) Incorporated (Nasdaq:SIII) today announced the appointment of Kenneth F. Potashner as President, Chief Executive Officer and Chairman of the Board. Mr. Potashner brings nearly 20 years of technology experience to S3 and was most recently recognized at Maxwell Technologies for leading the most successful US turnaround in 1997.

Mr. Potashner succeeds Terry Holdt, who returned from retirement in January 1998 to assume the role of interim President, CEO and Chairman of S3. Mr. Holdt will remain active as Vice Chairman of the Board.

"After a lengthy executive search, we selected Ken because of his tremendous experience managing technology companies and his proven track record of growing a business and establishing long-term financial success," said Terry Holdt. "We believe his management prowess and S3's current product line-up will drive S3 back into a financial and market leadership position."

"What attracted me to S3 was the company's future prospects and the financial strength to execute upon them," said Kenneth Potashner. "I believe S3 has the right products, future roadmaps and an unprecedented ability to deliver the high volumes required in today's competitive market. Capitalizing on these strengths and working with its many talented people, I look forward to expanding S3's position in the mobile and desktop markets."

Mr. Potashner comes to S3 from Maxwell Technologies, where he was President, CEO and Chairman since 1996. While at Maxwell, Ken orchestrated the most successful turnaround in the US in 1997, with Maxwell posting an 800% increase in market capitalization. Prior to Maxwell, Mr. Potashner served as Executive Vice President and General Manager of Conner Peripherals Disk Drive Operations. While at Conner, Mr. Potashner re-established the Company as a leading supplier of disk drives. Before that Potashner held numerous management positions at Quantum Corporation, Digital
Equipment Corporation and Texas Instruments.

Mr. Potashner holds a B.S.E.E. from Lafayette College and an M.S.E.E. from Southern Methodist University.




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About S3 Incorporated

S3 Incorporated, founded in 1989 with headquarters in Santa
Clara, California, is a premier supplier of multimedia acceleration hardware and its associated software. S3 is committed to applying its expertise in video, graphics and multimedia acceleration to create innovative and affordable products for the home, desktop and mobile markets.

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Except for the historical information contained herein, the matters set forth in this press release, such as statements as to S3's ability to compete in the marketplace, are forward-looking statements that are subject to risk and uncertainties that may cause actual results to differ materially, including the impact of competitive products and pricing and of alternative technological advances, and other risks detailed from time to time in S3's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. These forward-looking statements speak only as of the date hereof. S3 disclaims any intent or obligation to update these forward-looking statements.

S3 is a registered trademark of S3 Incorporated. The S3 corporate logo is a trademark of S3 Incorporated. Other marks referenced herein are the property of their respective owners.